EXHIBIT 99.1

Press Release

For Immediate Release

For Details Contact:		40W267 Keslinger Road
Edward J. Richardson	Robert J. Ben	PO BOX 393
Chairman and CEO	EVP & CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2320	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

RICHARDSON ELECTRONICS REPORTS THIRD QUARTER RESULTS; DECLARES QUARTERLY CASH DIVIDEND

Q3 FY25 net sales increase YoY for third consecutive quarter

Richardson Electronics ended Q3 with positive operating cash flow for the fourth consecutive quarter

Strategic asset sale of a majority of Richardson Healthcare during the quarter further strengthened the Company’s balance sheet, while expected to simplify the business and improve the financial model

LaFox, IL, APRIL 9, 2025: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported financial results for its third quarter ended March 1, 2025. The Company also announced that its Board of Directors declared a $0.06 per share quarterly cash dividend.

“During the third quarter, we experienced significant year-over-year growth across key segments. Semiconductor wafer fab sales surged by 139%, while Canvys sales increased 39.5%. We achieved positive operating cash flow for the fourth consecutive quarter and ended the quarter with no debt and $36.7 million in cash and equivalents. While our cash position was bolstered by $8.2 million from the Healthcare assets sale in Q3 FY2025, the Company also generated cash from its ongoing business. We believe our strong balance sheet is an important competitive advantage with our customers and supports our long-term strategies to pursue high ROI business opportunities,” said Edward J. Richardson, Chairman, CEO, and President.

Mr. Richardson added, “We are encouraged by our fiscal Q3 2025 results despite the one-time $4.9 million Healthcare charge, representing the loss on sale of assets, we are encouraged by our fiscal Q3 2025 results. Excluding this charge, our non-GAAP operating income for the quarter rose to $2.2 million, up from $1.0 million last year. Moreover, this sale marks the initial step in our strategic focus to pursue higher growth, higher margin market opportunities, particularly our Green Energy Solutions segment, while navigating an extremely fluid macro environment.”

Third Quarter Results

Net sales for the third quarter of fiscal 2025 were $53.8 million, a 2.7% increase from $52.4 million in the prior year’s third quarter.

Year-over-year net sales growth was due to higher sales in the Power and Microwave Technologies Group (PMT) and Canvys. PMT sales increased $2.1 million, or 6.6% from the third quarter of fiscal 2024 primarily from higher demand from the Company’s semiconductor wafer fab customers. Canvys sales also increased year-over-year by $2.6 million or 39.5%, reflecting improved market conditions in North America. Healthcare sales decreased by $1.0 million, or 32.3%, from lower net sales in February 2025 after the sale of the majority of Healthcare assets. GES sales decreased $2.2 million, or 19.4%, driven by lower sales of wind turbine battery modules, which are project-based and can vary by quarter.

Backlog totaled $134.1 million at the end of the third quarter of fiscal 2025 versus $142.6 million at the end of the second quarter of fiscal 2025. The sequential decrease was primarily in GES, Canvys, and Healthcare. The Company’s sales pipeline remains solid; however, the timing of new orders can vary quarter-to-quarter. In addition, backlog also reflects faster turns than prior years, reflected in the simultaneous decline in inventory.

Gross margin for the third quarter was 31.0% of net sales compared to 29.5% during the third quarter of fiscal 2024. GES gross margin increased to 32.8% from 26.6% due to product mix. PMT also posted an increase in gross margin to 30.8%, compared to 28.3%, due to favorable product mix. Canvys gross margin decreased to 33.2% from 34.4% primarily due to product mix. Richardson Healthcare’s gross margin declined to 15.5% from 41.6%, as a result of product mix, manufacturing under absorption and higher scrap costs.

Operating expenses were $14.5 million, compared to $14.4 million in the third quarter of fiscal 2024. The slight increase in operating expenses resulted from higher employee compensation expenses, partially offset by lower R&D, and professional service expenses.

Loss on disposal of assets of $4.9 million resulted from the sale of the majority of Healthcare assets to DirectMed Imaging on January 24, 2025. Included in the loss was $1.4 million in excess components not needed once the exclusive supply agreement for manufacturing ALTA tubes is completed; $1.1 million for intangible assets from the IMES purchase that are no longer needed; a $1.2 million margin loss on sales of ALTA tubes as detailed under the exclusive supply agreement; $0.5 million in ALTA related fixed assets that will no longer be needed after the exclusive supply agreement ends; and $0.7 million in other directly related costs. In future periods, Healthcare’s financial results will no longer be a standalone segment and will be consolidated into the Company’s PMT business unit.

Operating loss was $2.7 million and non-GAAP operating income* was $2.2 million for the third quarter of fiscal 2025, compared to an operating income of $1.0 million in the prior year’s third quarter. Other expense for the third quarter of fiscal 2025, including interest income and foreign exchange, was $0.3 million, compared to other expense of less than $0.1 million in the third quarter of fiscal 2024.

Income tax benefit was $1.0 million and non-GAAP income tax provision* was $0.2 million, versus an income tax provision of $0.2 million, in the prior year’s third quarter.

Net loss was $2.1 million and non-GAAP net income* was $1.6 million for the third quarter of fiscal 2025, compared to a net income of $0.8 million in the third quarter of fiscal 2024. Loss per common share (diluted) was $0.15 and non-GAAP earnings per common share (diluted)* were $0.11 in the third quarter of fiscal 2025, compared to earnings per common share (diluted) of $0.05 in the third quarter of fiscal 2024.

EBITDA* for the third quarter of fiscal 2025 was a negative $2.1 million. EBITDA* after adjusting to exclude the loss on the sale of the majority of Healthcare assets (Adjusted EBITDA*) was $2.8 million, versus $2.1 million in the prior year’s third quarter.

The Company improved its solid financial position and had cash and cash equivalents of $36.7 million and $28.5 million when excluding the sale of the majority of Healthcare assets, as of March 1, 2025, versus $26.6 million as of November 30, 2024. Cash generated during the third quarter of fiscal 2025 primarily related to the sale of Healthcare assets as well as a reduction in inventory and an increase in accounts payable relating to the remaining business units. The Company invested $0.5 million during the quarter in capital expenditures primarily related to its facilities and IT systems, versus $0.4 million during last year’s third quarter.

Financial Summary for the Nine Months Ended March 1, 2025

•
Net sales for the first nine months of fiscal 2025 were $157.0 million, an increase of 5.3%, compared to net sales of $149.1 million during the first nine months of fiscal 2024. Sales increased by $3.6 million or 3.7% for PMT, $4.8 million or 26.0% for GES, partially offset by a decrease of $0.4 million or 4.9% for Healthcare and a decrease of $0.1 million or 0.4% for Canvys.
•
Gross profit increased to $48.4 million during the first nine months of fiscal 2025, compared to $45.2 million during the first nine months of fiscal 2024. As a percentage of net sales, gross margin was 30.8% of net sales during the first nine months of fiscal 2025, compared to 30.3% during the first nine months of fiscal 2024 primarily due to product mix.
•
Operating expenses increased to $46.6 million for the first nine months of fiscal 2025, compared to $44.7 million for the first nine months of fiscal 2024. The increase in operating expenses resulted from higher employee compensation expenses, partially offset by lower R&D expenses.
•
Loss on disposal of assets of $4.9 million resulted from the sale of the majority of Healthcare assets to DirectMed Imaging on January 24, 2025.
•
Operating loss was $3.1 million and non-GAAP operating income* was $1.8 million during the first nine months of fiscal 2025, compared to operating income of $0.5 million during the first nine months of fiscal 2024.
•
Other expense for the first nine months of fiscal 2025, including interest income and foreign exchange, was $0.4 million, compared to other expense of $0.2 million in the first nine months of fiscal 2024.
•
The income tax benefit was $1.3 million and the non-GAAP income tax provision* was $1,000 for the first nine months of fiscal 2025 compared to an income tax provision of $0.1 million during the first nine months of fiscal 2024.
•
Net loss was $2.2 million and non-GAAP net income* was $1.4 million for the first nine months of fiscal 2025, versus a net income of $0.2 million during the first nine months of fiscal 2024. Net loss per common share (diluted) was $0.16 and non-GAAP earnings per common share* was $0.10 for the first nine months of fiscal 2025 compared to $0.01 earnings per common share (diluted) for the first nine months of fiscal 2024.
•
EBITDA* for the first nine months of fiscal 2025 was a negative $0.5 million. EBITDA* after adjusting to exclude the loss on the sale of Healthcare assets (Adjusted EBITDA*) was $4.5 million, versus $3.5 million in the prior year’s first nine months.

* Please refer to Unaudited Reconciliation between GAAP and non-GAAP Financial Measures below for a reconciliation of non-GAAP items to the comparable GAAP measures.

CASH DIVIDEND DECLARED

The Board of Directors of Richardson Electronics declared a $0.06 quarterly cash dividend per share to holders of common stock and a $0.054 cash dividend per share to holders of Class B common stock. The dividend will be payable on May 28, 2025, to common stockholders of record as of May 9, 2025.

NON-GAAP FINANCIAL MEASURES

In addition to financial measures (“GAAP financial measures”) prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), we have included financial measures in this press release that are not defined by or calculated in accordance with GAAP (collectively, “non-GAAP financial measures”). For each of the non-GAAP financial measures referenced in this release, we are providing below a reconciliation of differences between the non-GAAP financial measure and the most directly comparable GAAP financial measure. We also provide an explanation of why the Company believes these non-GAAP financial measures provide useful information to investors, and any additional material purposes for which our management or Board of Directors use these non-GAAP financial measures.

Non-GAAP Operating Income:Non-GAAP operating income is GAAP operating income (loss), adjusted to exclude a one-time loss on the sale of assets of the Company’s Healthcare business. The following table represents the Company’s calculation of non-GAAP Operating Income for the periods presented and a reconciliation to the most directly comparable GAAP financial measure:

	Unaudited ($ in thousands)
	Three Months Ended		Nine Months Ended
	March 1, 2025	March 2, 2024	March 1, 2025	March 2, 2024
(Loss) income from operations	$(2,743)	$1,006	$(3,094)	$462
Disposal of Healthcare assets	4,916	—	4,916	—
Non-GAAP Operating Income	$2,173	$1,006	$1,822	$462

Non-GAAP Income Before Taxes: Non-GAAP Income Before Taxes is income before taxes, adjusted to exclude a one-time loss on the sale of assets of the Company’s Healthcare business. The following table represents the Company’s calculation of non-GAAP Income Before Taxes for the periods presented and a reconciliation to the most directly comparable GAAP financial measure:

	Unaudited ($ in thousands)
	Three Months Ended		Nine Months Ended
	March 1, 2025	March 2, 2024	March 1, 2025	March 2, 2024
(Loss) income before income taxes	$(3,088)	$979	$(3,495)	$296
Disposal of Healthcare assets	4,916	—	4,916	—
Non-GAAP Income Before Taxes	$1,828	$979	$1,421	$296

NON-GAAP FINANCIAL MEASURES

(continued)

Non-GAAP Income Tax Benefit or Expense: Non-GAAP Income Tax Benefit or Expense is income tax (benefit) provision, adjusted to exclude a one-time loss on the sale of assets of the Company’s Healthcare business. The following table represents the Company’s calculation of non-GAAP Income Tax (Benefit) Expense for the periods presented and a reconciliation to the most directly comparable GAAP financial measure:

	Unaudited ($ in thousands)
	Three Months Ended		Nine Months Ended
	March 1, 2025	March 2, 2024	March 1, 2025	March 2, 2024
Income tax (benefit) provision	$(1,031)	$229	$(1,277)	$116
Disposal of Healthcare assets	1,278	—	1,278	—
Non-GAAP Income Tax Benefit or Expense	$247	$229	$1	$116

Non-GAAP Net Income: Non-GAAP Net Income is net (loss) income, adjusted to exclude a one-time loss on the sale of assets of the Company’s Healthcare business. The following table represents the Company’s calculation of non-GAAP Net Income for the periods presented and a reconciliation to the most directly comparable GAAP financial measure:

	Unaudited ($ in thousands)
	Three Months Ended		Nine Months Ended
	March 1, 2025	March 2, 2024	March 1, 2025	March 2, 2024
Net (loss) income	$(2,057)	$750	$(2,218)	$180
Disposal of Healthcare assets	3,638	—	3,638	—
Non-GAAP Net Income	$1,581	$750	$1,420	$180

Non-GAAP Earnings Per Common Share (Diluted): Non-GAAP Earnings Per Common Share (Diluted) is net (loss) income per share (diluted), adjusted to exclude a one-time loss on the sale of assets of the Company’s Healthcare business. The following table represents the Company’s calculation of non-GAAP Earnings Per Common Share (diluted) for the periods presented and a reconciliation to the most directly comparable GAAP financial measure:

	Unaudited ($ in thousands)
	Three Months Ended		Nine Months Ended
	March 1, 2025	March 2, 2024	March 1, 2025	March 2, 2024
Net (loss) income per share (diluted)	$(0.15)	$0.05	$(0.16)	$0.01
Loss on sale of Healthcare assets	0.26	—	0.26	—
Non-GAAP Earnings Per Common Share (Diluted)	$0.11	$0.05	$0.10	$0.01

NON-GAAP FINANCIAL MEASURES

(continued)

EBITDA: EBITDA is net (loss) income, plus income tax expense (benefit) and depreciation and amortization expense. The following table represents the Company’s calculation of EBITDA for the periods presented and a reconciliation to the most directly comparable GAAP financial measure:

	Unaudited ($ in thousands)
	Three Months Ended		Nine Months Ended
	March 1, 2025	March 2, 2024	March 1, 2025	March 2, 2024
Net (loss) income	$(2,057)	$750	$(2,218)	$180
Income tax expense (benefit)	(1,031)	229	(1,277)	116
Depreciation & amortization	978	1,104	3,037	3,218
EBITDA	$(2,110)	$2,083	$(458)	$3,514

Adjusted EBITDA:Adjusted EBITDA is EBITDA (a non-GAAP financial measure defined and calculated in accordance with the above), adjusted to exclude a one-time loss on the sale of assets of the Company’s Healthcare business. The following table represents the Company’s calculation of Adjusted EBITDA for the periods presented and a reconciliation to the most directly comparable GAAP financial measure:

	Unaudited ($ in thousands)
	Three Months Ended		Nine Months Ended
	March 1, 2025	March 2, 2024	March 1, 2025	March 2, 2024
Net (loss) income	$(2,057)	$750	$(2,218)	$180
Income tax expense (benefit)	(1,031)	229	(1,277)	116
Depreciation & amortization	978	1,104	3,037	3,218
EBITDA	$(2,110)	$2,083	$(458)	$3,514
Disposal of Healthcare assets	4,916	—	4,916	—
Adjusted EBITDA	$2,806	$2,083	$4,458	$3,514

Management believes the non-GAAP financial measures referenced herein provide useful information to investors in assessing the Company’s financial performance because items that are not considered by the Company to be indicative of the Company’s ongoing results, such as the one-time loss on the sale of assets of the Company’s Healthcare business, are excluded.

Our management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating our financial performance and when planning, forecasting and analyzing future periods.

The non-GAAP financial measures presented herein, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies. These non-GAAP financial measures are not intended to be used as a substitute for the related GAAP financial measures. The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

CONFERENCE CALL INFORMATION

The Company will host a conference call and question-and-answer session on Thursday, April 10, 2025, at 9:00 a.m. Central Time, to discuss its third quarter fiscal-year 2025 results.

Participants may register for the call here. While not required, it is recommended you join 10 minutes prior to the event start. A replay of the call will be available beginning at 1:00 p.m. Central Time on April 11, 2025, for seven days. Registration instructions are also on our website at www.rell.com.

In addition, the webcast link is available here.

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business that are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on August 5, 2024, and other reports we file with the Securities and Exchange Commission. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events or otherwise.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global manufacturer of engineered solutions, green energy products, power grid and microwave tubes, and related consumables; power conversion and RF and microwave components including green energy solutions; tubes for diagnostic imaging equipment; and customized display solutions. Approximately 50% of our products are manufactured in LaFox, Illinois, Marlborough, Massachusetts, or Donaueschingen, Germany, or by one of our manufacturing partners throughout the world. All our partners manufacture to our strict specifications and per our supplier code of conduct. We serve customers in the alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific, and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics, and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

Richardson Electronics, Ltd.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	Unaudited
	March 1, 2025	June 1, 2024
Assets
Current assets:
Cash and cash equivalents	$36,675	$24,263
Accounts receivable, less allowance for credit losses of $240 and $323, respectively	24,932	24,845
Inventories, net	98,369	110,149
Prepaid expenses and other assets	3,538	2,397
Total current assets	163,514	161,654
Non-current assets:
Property, plant and equipment, net	18,138	20,681
Intangible assets, net	358	1,641
Right of use lease assets	2,035	2,760
Deferred income tax assets	5,565	5,500
Other non-current assets	200	209
Total non-current assets	26,296	30,791
Total assets	$189,810	$192,445
Liabilities
Current liabilities:
Accounts payable	$22,485	$15,458
Accrued liabilities	11,268	15,404
Lease liabilities current	986	1,169
Total current liabilities	34,739	32,031
Non-current liabilities:
Deferred income tax liabilities	74	90
Lease liabilities non-current	1,049	1,591
Other non-current liabilities	1,048	781
Total non-current liabilities	2,171	2,462
Total liabilities	36,910	34,493
Stockholders’ Equity
Common stock, $0.05 par value; 12,362 and 12,254 shares issued and outstanding on March 1, 2025 and June 1, 2024, respectively	618	613
Class B common stock, convertible, $0.05 par value; 2,049 shares issued and outstanding on March 1, 2025 and June 1, 2024	102	102
Preferred stock, $1.00 par value, no shares issued	—	—
Additional paid-in-capital	74,113	72,744
Retained earnings	79,117	83,729
Accumulated other comprehensive (loss) income	(1,050)	764
Total stockholders' equity	152,900	157,952
Total liabilities and stockholders’ equity	$189,810	$192,445

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Comprehensive (Loss) Income

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 1, 2025	March 2, 2024	March 1, 2025	March 2, 2024
Net sales	$53,804	$52,375	$157,020	$149,086
Cost of sales	37,131	36,939	108,595	103,844
Gross profit	16,673	15,436	48,425	45,242
Selling, general and administrative expenses	14,500	14,430	46,607	44,710
(Gain) loss on disposal of property, plant and equipment	—	—	(4)	70
Loss on disposal of healthcare assets and related charges	4,916	—	4,916	—
Operating (loss) income	(2,743)	1,006	(3,094)	462
Other expense (income):
Interest income	(84)	(67)	(187)	(224)
Foreign exchange loss	456	101	616	347
Other, net	(27)	(7)	(28)	43
Total other expense	345	27	401	166
(Loss) income before income taxes	(3,088)	979	(3,495)	296
Income tax (benefit) provision	(1,031)	229	(1,277)	116
Net (loss) income	(2,057)	750	(2,218)	180
Foreign currency translation (loss) gain, net of tax	(702)	(205)	(1,814)	385
Comprehensive (loss) income	$(2,759)	$545	$(4,032)	$565

Net (loss) income per share:
Common shares - Basic	$(0.15)	$0.05	$(0.16)	$0.01
Class B common shares - Basic	(0.13)	0.05	(0.14)	0.01
Common shares - Diluted	(0.15)	0.05	(0.16)	0.01
Class B common shares - Diluted	(0.13)	0.05	(0.14)	0.01

Weighted average number of shares:
Common shares – Basic	12,333	12,227	12,283	12,208
Class B common shares – Basic	2,049	2,052	2,049	2,052
Common shares – Diluted	12,333	12,445	12,283	12,480
Class B common shares – Diluted	2,049	2,052	2,049	2,052

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended		Nine Months Ended
	March 1, 2025	March 2, 2024	March 1, 2025	March 2, 2024
Operating activities:
Net (loss) income	$(2,057)	$750	$(2,218)	$180
Adjustments to reconcile net (loss) income to cash provided by (used in) operating activities:
Unrealized foreign currency loss (gain)	456	5	429	(300)
Depreciation and amortization	978	1,104	3,037	3,218
Inventory provisions	123	173	346	450
Share-based compensation expense	320	279	1,226	1,045
(Gain) loss on disposal of property, plant and equipment	—	—	(4)	70
Deferred income taxes	(3)	(4)	(82)	42
Loss on disposal of healthcare assets and related charges	4,916	—	4,916	—
Change in assets and liabilities:
Accounts receivable	(333)	(5,254)	(1,470)	998
Inventories	2,873	3,974	1,132	(2,246)
Prepaid expenses and other assets	(382)	151	(344)	(58)
Accounts payable	2,585	(4,072)	7,249	(5,204)
Accrued liabilities	(4,661)	247	(4,115)	625
Other	(214)	116	376	464
Net cash provided by (used in) operating activities	4,601	(2,531)	10,478	(716)
Investing activities:
Capital expenditures	(549)	(401)	(1,992)	(3,057)
Proceeds from sale of property, plant & equipment	—	—	7	—
Proceeds from disposal of Healthcare assets	6,985	—	6,985	—
Net cash provided by (used in) investing activities	6,436	(401)	5,000	(3,057)
Financing activities:
Proceeds from issuance of common stock	—	—	307	342
Cash dividends paid on common and Class B common stock	(852)	(844)	(2,555)	(2,532)
Proceeds from revolving credit facility	—	3,744	1,000	3,744
Repayment of revolving credit facility	—	(3,744)	(1,000)	(3,744)
Other	—	—	(159)	(119)
Net cash used in financing activities	(852)	(844)	(2,407)	(2,309)
Effect of exchange rate changes on cash and cash equivalents	(145)	(113)	(659)	(19)
Increase (decrease) in cash and cash equivalents	10,040	(3,889)	12,412	(6,101)
Cash and cash equivalents at beginning of period	26,635	22,769	24,263	24,981
Cash and cash equivalents at end of period	$36,675	$18,880	$36,675	$18,880

Richardson Electronics, Ltd.

Unaudited Net Sales and Gross Profit

For the Third Quarter and First Nine Months of Fiscal 2025 and 2024

($ in thousands)

By Strategic Business Unit

Net Sales

	Three Months Ended		FY25 vs. FY24
	March 1, 2025	March 2, 2024	% Change
PMT	$33,216	$31,163	6.6%
GES	9,299	11,531	-19.4%
Canvys	9,195	6,590	39.5%
Healthcare	2,094	3,091	-32.3%
Total	$53,804	$52,375	2.7%

	Nine Months Ended		FY25 vs. FY24
	March 1, 2025	March 2, 2024	% Change
PMT	$101,815	$98,199	3.7%
GES	23,359	18,534	26.0%
Canvys	23,684	23,770	-0.4%
Healthcare	8,162	8,583	-4.9%
Total	$157,020	$149,086	5.3%

Gross Profit

	Three Months Ended
	March 1, 2025	% of Net Sales	March 2, 2024	% of Net Sales
PMT	$10,243	30.8%	$8,815	28.3%
GES	3,049	32.8%	3,070	26.6%
Canvys	3,056	33.2%	2,265	34.4%
Healthcare	325	15.5%	1,286	41.6%
Total	$16,673	31.0%	$15,436	29.5%

	Nine Months Ended
	March 1, 2025	% of Net Sales	March 2, 2024	% of Net Sales
PMT	$30,875	30.3%	$29,231	29.8%
GES	7,337	31.4%	5,411	29.2%
Canvys	7,848	33.1%	8,070	34.0%
Healthcare	2,365	29.0%	2,530	29.5%
Total	$48,425	30.8%	$45,242	30.3%

Richardson Electronics, Ltd.

Unaudited Reconciliation Between GAAP and Non-GAAP Financial Measures

For the Third Quarter and First Nine Months of Fiscal 2025 and 2024

($ in thousands)

NON-GAAP INCOME (LOSS)

	Three Months Ended		Nine Months Ended
	March 1, 2025	March 2, 2024	March 1, 2025	March 2, 2024
Operating (loss) income reconciliation
(Loss) income from operations	$(2,743)	$1,006	$(3,094)	$462
Loss on disposal of healthcare assets and related charges	4,916	—	4,916	—
Non-GAAP operating income	$2,173	$1,006	$1,822	$462

(Loss) income before income taxes reconciliation
(Loss) income before income taxes	$(3,088)	$979	$(3,495)	$296
Loss on disposal of healthcare assets and related charges	4,916	—	4,916	—
Non-GAAP income before taxes	$1,828	$979	$1,421	$296

Income tax (benefit) provision reconciliation
Income tax (benefit) provision	$(1,031)	$229	$(1,277)	$116
Loss on disposal of healthcare assets and related charges	1,278	—	1,278	—
Non-GAAP income tax provision	$247	$229	$1	$116

Net (loss) income reconciliation
Net (loss) income	$(2,057)	$750	$(2,218)	$180
Loss on disposal of healthcare assets and related charges	3,638	—	3,638	—
Non-GAAP net income	$1,581	$750	$1,420	$180

Net (loss) income per share (diluted) reconciliation
Net (loss) income per share (diluted)	$(0.15)	$0.05	$(0.16)	$0.01
Loss on disposal of healthcare assets and related charges	0.26	—	0.26	—
Non-GAAP net income per share (diluted)	$0.11	$0.05	$0.10	$0.01

EBITDA

	Three Months Ended		Nine Months Ended
	March 1, 2025	March 2, 2024	March 1, 2025	March 2, 2024
Net (loss) income	$(2,057)	$750	$(2,218)	$180
Income tax (benefit) provision	(1,031)	229	(1,277)	116
Depreciation & amortization	978	1,104	3,037	3,218
EBITDA	(2,110)	2,083	(458)	3,514
Disposal of Healthcare assets	4,916	-	4,916	-
Adjusted EBITDA	$2,806	$2,083	$4,458	$3,514